Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of HF Sinclair Corporation for the registration of 60,230,036 shares of its common stock and to the incorporation by reference therein of our reports dated February 23, 2022, with respect to the consolidated financial statements of HollyFrontier Corporation, and the effectiveness of internal control over financial reporting of HollyFrontier Corporation, included in its Annual Report (Form 10-K) for the year ended December 31, 2021, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Dallas, Texas

March 18, 2022